Exhibit 10.81

PERSONAL AND CONFIDENTIAL

To: Frederic de Wilde                          Lausanne, February 3, 2023

Dear Frederic,

We are pleased to confirm your appointment, effective January 31, 2023, to the position of President, South and South East Asia, Commonwealth of Independent States & Middle East and Africa Region, reporting to Mr. Jacek Olczak, Chief Executive Officer PMI.

Your base salary has been increased to CHF 1’000’008.-- annually (CHF 76’923.69 monthly) This represents a 18.34% increase. Your grade has been changed to 26 and your comparatio is now 98%.

You will continue to be entitled to participate in the PMI Variable Compensation schemes.

Incentive Compensation Award Program

As a grade 26 employee, you will continue to be eligible to participate in the Incentive Compensation (“IC”) Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2022 Performance Incentive Plan (or any similar plan adopted from time to time). Each eligible employee has an annual IC award target that assumes a PMI company performance rating of 100 and target individual performance level. For a grade 26 employee, the current target is 125% of annual base salary. Targets are reviewed annually and are made available to employees under the PMI 23-G4 Guidelines Global Variable Compensation Programs Annex 1.

Stock Award Program

As a grade 26 employee, you will continue to be eligible to participate in the Stock Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2022 Performance Incentive Plan (or any similar plan adopted from time to time). Each eligible employee has an annual stock award target that assumes a target individual performance level. For a grade 26 employee, the current target is 275% of annual base salary. Targets are reviewed annually and are made available to employees under the PMI 23-G4 Guidelines Global Variable Compensation Programs Annex 2.

The Incentive Compensation and Stock Award Programs are discretionary and do not obligate the Company to make an award nor entitle employees to receive an award. Eligibility to participate in the Programs does not guarantee receipt of an award and receiving an annual award does not guarantee receipt of an award in the future. Any awards that are made may be higher or lower than the targets mentioned above. Targets may be amended at the discretion of the Company at any time without prior notice.

All other conditions relating to your employment with Philip Morris Products S.A., formerly Philip Morris International Management SA, remain as stated in your employment contract and in any subsequent amendments.

We would like to take this opportunity to wish you continued success and satisfaction.

Yours sincerely,

PHILIP MORRIS PRODUCTS S.A.

/s/ CONSTANTIN ROMANOV	/s/ RALF ZYSK
Constantin Romanov Global Head of Total Rewards	Ralf Zysk Global Head Industrial Relations

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01